Exhibit 10.9

KADANT INC. RESTORATION PLAN
Amendment to Terminate Plan
Kadant Inc. (the “Company”) hereby amends, freezes and terminates the Kadant Inc. Restoration Plan, as amended (the “Plan”), pursuant to the resolution freezing and terminating the Plan approved by the Compensation Committee of the Company’s Board of Directors on October 29, 2018.
1.     A new paragraph is added to the end of Article 1 to read in its entirety as follows:
“The Plan is frozen for new benefit accruals and is terminated effective December 29, 2018 (the “Plan Termination Date”). A Participant’s Plan Benefit shall be determined as of the Plan Termination Date and the Participant shall not thereafter accrue any additional Plan Benefit. Distribution of Plan Benefits on account of plan termination shall be made at such date as the Company determines but in all events in accordance with the timing specified under Treasury Regulation section 1.409A-3(j)(4)(ix)(C).”
2.     A new Section 2.12A is added immediately following Section 2.12 to read in its entirely as follows:
“2.12A Plan Termination Date has the meaning ascribed to it in Article 1 (December 29, 2018).”
3.     Section 2.14 is amended in its entirety to read as follows:
“2.14 Qualified Plan Benefit means the annual benefit payable under the Qualified Plan in the form of a single-life annuity at a Participant’s Normal Retirement Date or, if later, at the Participant’s Separation from Service. Notwithstanding the foregoing, in the case of a Participant who has not had a Separation from Service prior to the Plan Termination Date, the Participant’s Qualified Plan Benefit shall be determined as of the Plan Termination Date. For the avoidance of doubt, in the case of a Participant who is employed by the Company on October 29, 2018, the Participant’s Qualified Plan Benefit shall be calculated giving effect to any benefit enhancement under Section 3.1A of the Qualified Plan pursuant to the amendment to the Qualified Plan adopted in connection with its termination.”
4.    So much of Section 5.1 as precedes subparagraph (a) is amended in its entirety to read as follows:
“A Participant who becomes vested pursuant to Article 6 shall be entitled to a lump sum benefit that is the Actuarial Equivalent lump sum, calculated as of the payment date provided in Section 5.3 (except that, in the case of a distribution made on account of plan termination 2019 interest rates shall be used), of the difference between (a) and (b), where:”
5.    Section 5.3 is amended in its entirety to read as follows:

“5.3 Time of Payment. Benefit payments will be made on the date which is 6 months and 1 day after the date of the Participant’s Separation from Service as determined under section 409A of the Code. Notwithstanding the foregoing, in the case of a Participant who had not had a Separation from Service prior to the Plan Termination Date, such Participant’s benefits shall be paid on account of termination of the Plan in accordance with the timing requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(C).”
6.     Section 6.1. is amended in its entirety to read as follows:
“6.1 Full Vesting. Each Participant is fully vested in his Plan Benefit.”
IN WITNESS WHEREOF, the Company adopts this Amendment this 29th day of December, 2018.

KADANT INC.
By: /s/Stacy D. Krause
Stacy D. Krause
Vice President, General Counsel and Secretary